EXHIBIT 3.3

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

MAUI HOLDCO, INC.

a Delaware corporation

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware (the “DGCL”)

Maui HoldCo, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    That the Board of Directors of the Corporation, acting by unanimous written consent in lieu of a meeting, duly approved, adopted and declared advisable an amendment of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) pursuant to the following resolution:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation is hereby amended by changing “Section 1” thereof so that, as amended, such Section reads in its entirety as follows: “The name of the Corporation is: Marvell Technology, Inc.”

2.    That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3.    That all other provisions of the Certificate of Incorporation remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation of the Corporation to be signed by its duly authorized officer this 8th day of December, 2020.

By:	/s/ Mitchell Gaynor

Name:	Mitchell Gaynor
Title:	Chief Legal Officer and Secretary

[Signature Page to Certificate of Amendment of Certificate of Incorporation]